DATED OCTOBER 30, 2003

ADDENDUM TO THE ADMINISTRATION AGREEMENT DATED MARCH 17, 2003

Between:

THE ENDOWMENT (OFFSHORE) FUND, LTD.
THE ENDOWMENT FUND L.P.
THE ENDOWMENT (DOMESTIC) FUND L.P.
THE ENDOWMENT (EXEMPT) FUND I, L.P.
THE ENDOWMENT (EXEMPT) FUND II, L.P.

and

CITCO FUND SERVICES (CAYMAN ISLANDS) LIMITED

__________________________________

BRINGING THE ENDOWMENT REGISTERED FUND L.P. IN AS AN
ADDITIONAL PARTY

__________________________________
__________________________________

ADDENDUM TO THE ADMINISTRATION AGREEMENT DATED MARCH 17, 2003, MADE THE THIRTIETH DAY OF AUGUST 2003.
By:	(1)	THE ENDOWMENT REGISTERED FUND L.P., a Delaware limited partnership having its principal office at 4265 San Felipe, Suite 740, Houston, Texas 77027 (the "Additional Parallel Fund");
and
(2)

CITCO FUND SERVICES (CAYMAN ISLANDS) LIMITED, a company incorporated under the laws of the Cayman Islands and having its registered office at Corporate Centre, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands (the "Administrator").

WHEREAS:
(A)

THE ENDOWMENT (OFFSHORE) FUND, LTD., an exempted, limited liability company incorporated under the laws of the Cayman Islands and having its registered office at the Corporate Centre, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands ("Offshore Fund"), THE ENDOWMENT (EXEMPT) FUND I, L.P., a Delaware limited partnership having its principal office at 4265 San Felipe, Suite 740, Houston, Texas 77027 ("Exempt Fund I"), THE ENDOWMENT (EXEMPT) FUND II, L.P., a Delaware limited partnership having its principal office at 4265 San Felipe, Suite 740, Houston, Texas 77027 ("Exempt Fund II"), THE ENDOWMENT FUND L.P. a Cayman Islands limited partnership having its principal office at Corporate Centre, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands (the "Master Fund") and THE ENDOWMENT (DOMESTIC) FUND L.P. a Delaware limited partnership having its principal office at 4265 San Felipe, Suite 740, Houston, Texas 77027 (the "Parallel Fund" and collectively with the Exempt Fund I and Exempt Fund II, the "Delaware Funds"), all of which are collectively know as the "The Funds" and each individually as a "Fund";); entered into a Administration Agreement with the Administrator dated March 17, 2003 (the "Administration Agreement").

(B)

The Additional Parallel Fund wishes to engage the Administrator to perform the Services, and the Administrator has agreed to perform the Services, on the same terms and conditions as set out in the Administration Agreement.

NOW IT IS AGREED AS FOLLOWS:-
1.	Definitions
All expressions defined in the Administration Agreement shall have the same meanings in this Addendum unless otherwise specifically provided to the contrary.
2.	Appointment

The Additional Parallel Fund appoints the Administrator to provide the Services, and the Administrator accepts such appointment with effect from date of this Agreement or the commencement of operations (which ever is later), on the terms and conditions set out in Administration Agreement a copy of which is affixed hereto.

3.	Addition to Definition
All references in the Administration Agreement to "Parallel Fund" shall be deemed to include Additional Parallel Fund.
IN WITNESS the parties hereto have caused this Addendum to be executed the day and year first above written
THE ENDOWMENT REGISTERED FUND L.P.		CITCO FUND SERVICES (CAYMAN ISLANDS) LIMITED
By: The Endowment Fund GP, L.P., its general partner		By: /s/ Niels Heck and Wiekert Weber
By: Endowment Management, LLC, its general partner		Name: Niels Heck and Wiekert Weber Title: Authorised signatories
By: /s/ A. Haag Sherman
Name: A. Haag Sherman Title: Manager

DATED MARCH 17, 2003

Between:

THE ENDOWMENT (OFFSHORE) FUND, LTD.
THE ENDOWMENT FUND L.P.
THE ENDOWMENT (DOMESTIC) FUND L.P.
THE ENDOWMENT (EXEMPT) FUND I, L.P.
THE ENDOWMENT (EXEMPT) FUND II, L.P.

and

CITCO FUND SERVICES (CAYMAN ISLANDS) LIMITED

__________________________________________

ADMINISTRATION AGREEMENT

__________________________________________

AGREEMENT dated March 17, 2003, and made

BETWEEN:
(1)

THE ENDOWMENT (OFFSHORE) FUND, LTD., an exempted, limited liability company incorporated under the laws of the Cayman Islands and having its registered office at the Corporate Centre, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands ("Offshore Fund"), THE ENDOWMENT (EXEMPT) FUND I, L.P., a Delaware limited partnership having its principal office at 4265 San Felipe, Suite 740, Houston, Texas 77027 ("Exempt Fund I"), THE ENDOWMENT (EXEMPT) FUND II, L.P., a Delaware limited partnership having its principal office at 4265 San Felipe, Suite 740, Houston, Texas 77027 ("Exempt Fund II"), THE ENDOWMENT FUND L.P. a Cayman Islands limited partnership having its principal office at Corporate Centre, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands (the "Master Fund") and THE ENDOWMENT (DOMESTIC) FUND L.P. a Delaware limited partnership having its principal office at 4265 San Felipe, Suite 740, Houston, Texas 77027 (the "Parallel Fund" and collectively with the Exempt Fund I and Exempt Fund II, the "Delaware Funds"), all of which are collectively know as the "The Funds" and each individually as a "Fund";);

and
(2)

CITCO FUND SERVICES (CAYMAN ISLANDS) LIMITED, a company incorporated under the laws of the Cayman Islands and having its registered office at Corporate Centre, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands (the "Administrator").

RECITALS:
(A)

The Offshore Fund is an exempted, limited liability Company incorporated to carry on the business of an open-ended investment company. Each of the Delaware Funds is a limited partnership formed to carry on business as an investment fund. The Master Fund is a limited liability partnership formed to carry on business as a master fund investment vehicle that will invest the assets of both the Offshore Fund and the Parallel Fund.

(B)	The Funds wish to engage the Administrator to perform the Services, and the Administrator has agreed to perform the Services, on the terms and conditions set out in this Agreement.
NOW IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement including the recitals, unless the context otherwise requires, the following words shall have the following meanings:
Business Day	has the meaning ascribed to such expression in the Offering Documents;
Citco Group	means The Citco Group Limited, a company incorporated in the Cayman Islands, and its subsidiaries and affiliates for the time being including the Administrator;
Citco Officer

means any member of the Citco Group or any director, officer, employee, agent or representative of any member of the Citco Group serving as a Director or other officer or in any other like capacity of the Offshore Fund;

Constitutive Documents

means the Memorandum and Articles of Association, Partnership Agreements and such other documents (if any) under or pursuant to which The Funds are constituted, as the same may be amended, supplemented or superseded from time to time;

Directors/General Partner	means the directors and general partners of The Funds for the time being;
Fund Documents	means the Constitutive Documents and the Offering Documents;
Indemnified Parties	means the Administrator and its subsidiaries, affiliates, directors and other officers, shareholders, servants, employees, agents and permitted delegates under this Agreement;
Investment Manager

means The Endowment Fund GP, L.P or such other person or entity from time to time appointed by the Funds to provide management, investment management, investment advisory or any other similar services to The Funds in connection with its management and/or the investment of its assets;

Partner	means a Partner of the Parallel Fund.
Material Agreement

means any agreement (other than this Agreement) entered into between a service provider and The Funds, including without limitation any agreement entered into between the Investment Manager and The Funds;

Offering Document

means any prospectus, offering memorandum, private placement memorandum, information memorandum, circular, listing particulars, notice or other similar document issued by The Funds from time to time relating to The Funds and/or the offering of its Shares, including without limitation the Subscription Documents attached thereto or provided therewith to prospective investors, in each case as the same may be amended, supplemented or superseded from time to time;

Records	means all books, records and other documents pertaining to The Funds and its Shareholders or Partners maintained by the Administrator in relation to the provision of the Services;
Services	means the accounting, administrative, registrar and transfer agency and other services specified in Schedule 1 to be performed by the Administrator under and in accordance with this Agreement;
Shares

means the participating Redeemable Shares of the Fund of par value $0.01 each in the Offshore Fund and such other classes of shares as the Directors may create and issue from time to time as described in the Fund documents;

Shareholder	means a holder of Shares;
Subscription Application

means an application by a prospective Shareholder to subscribe for Shares in the Offshore Fund and in relation to the Parallel Fund means an application from a prospective Partner to subscribe for an interest, in each case pursuant to any applicable Subscription Documents ; and

Subscription Documents

means at any time the subscription agreement or other subscription application from a prospective Shareholder to subscribe for Shares in the Offshore Fund or from prospective Partners to subscribe for an interest in the Parallel Fund in the form required under the Fund Documents applicable at that time.

has the meaning in the preamble hereto.
1.2	Interpretation
In this Agreement:
(a) the singular includes the plural and vice versa and the male gender includes the feminine and neuter genders;
(b) clause headings are for convenience only and shall not affect the interpretation of this Agreement;
(c) references to Schedules are to Schedules of this Agreement;
(d) references to persons shall include individuals, bodies corporate, unincorporated associations and partnerships and their respective successors and assigns;
(e) references to this Agreement shall include any variation or replacement hereof; and
(f) references to any statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacement of any of them.
2.	APPOINTMENT/DOCUMENTS
2.1	Appointment
The Funds appoint the Administrator to provide the Services, and the Administrator accepts such appointment, on the terms and conditions set out in this Agreement.
2.2	Documents
The Funds:
(a) have delivered to the Administrator :
(i) copies of each Fund Document and executed copies of each Material Agreement to which it is party;
(ii)

a copy of the resolutions of the Directors of the Offshore Fund approving the appointment of the Administrator as the Offshore Fund's administrator and registrar and transfer agent, and authorizing the execution of this Agreement on behalf of the Offshore Fund;

(iii)

a copy of the resolutions of the General Partner of the Delaware Funds approving the appointment of the Administrator as the Delaware Funds' administrator and registrar and transfer agent, and authorizing the execution of this Agreement on behalf of the Delaware Funds;

(iv)

a copy of the resolutions of the general partner of the Master Fund approving the appointment of the Administrator as the Master Fund's administrator and registrar and transfer agent, and authorizing the execution of this Agreement on behalf of the Master Fund;

(b) represent and warrant to the Administrator that the documents delivered to it pursuant to paragraph (a) above are true, complete and accurate in all material respects;
(c)

agree to deliver to the Administrator promptly any future amendment or supplement to any Fund Document or Material Agreement provided that The Funds shall not make any changes to any Fund Document or to any Material Agreement which might reasonably be expected to affect the Administrator or the performance by it of the Services under this Agreement without giving the Administrator prior notification of any such proposed amendment or supplement and a reasonable opportunity to review any such amendment or supplement prior to it becoming effective; and

(d)

agree to provide, and cause any agent appointed by it and any other service provider to The Funds to provide, to the Administrator such other documents and information as the Administrator may from time to time reasonably require to enable it to perform the Services and comply with its duties and obligations under this Agreement.

2.3	Facilities

The Administrator shall at its own expense provide or procure the provision of such office accommodation, staffing and other facilities as may be required to enable it to perform the Services, provided that The Funds shall not be entitled to the exclusive use of any such accommodation or to the exclusive services of any particular member of the Administrator's staff.

2.4	Delegation

The Administrator may delegate or sub-contract any duties or functions it deems necessary in order to perform the Services to any other person on such terms and conditions as the Administrator reasonably thinks fit provided that the Administrator shall not delegate or sub-contract any such duties or functions to any person who is not a member of the Citco Group without the prior written consent of The Funds and the Investment Manager(s), and shall not maintain any Shareholder or Partner information in the U.S. Unless otherwise agreed between The Funds (or any one of them), the Administrator and any such delegate or sub-contractor, any fees and expenses payable to any delegate or sub-contractor shall be borne by the Administrator, and the Administrator shall remain primarily liable to The Funds for the performance of any duties or functions so delegated or sub-contracted by the Administrator.

3.	PERFORMANCE OF THE SERVICES
3.1	Observance of Fund Documents
In performing the Services, the Administrator shall:
(a)

observe and endeavour to comply with the applicable provisions of The Funds Documents, the Material Agreements and all resolutions of the Directors and General Partner of The Funds of which the Administrator has notice; and

(b)

at all times exercise its powers and perform its duties in connection with the provision of the Services under this Agreement subject to the orders, instructions, directions and overall supervision of, and review by, the Directors and General Partner.

provided that nothing contained in this Agreement shall be construed to require the Administrator to perform any service that could cause the Administrator to be deemed an investment adviser or that could cause The Funds, the Investment Manager, the Administrator or any permitted delegate of the Administrator or sub-contractor to act in contravention of any Fund Document, Material Agreement or any provision of applicable law in any jurisdiction.

3.2	Selling Criteria relating to the Shares
(a)

The responsibility of the Administrator with respect to the issuance of Shares in the Offshore Fund to a prospective Shareholder or the sale of Interests to a Partner in the Parallel Fund in any jurisdiction and for the registration of Shares is solely limited to:

(i)

determining by review of Subscription Documents whether or not a prospective Shareholder or Partner is permitted to invest in The Funds based solely upon applicable purchasing criteria specified in The Funds Documents;

(ii)

not recording transactions for the sale of Shares or interests if the prospective Shareholder or Partner does not meet applicable purchasing criteria (except in cases where the Directors or General Partner of the Offshore Fund or the Delaware Funds have waived the minimum subscription amount in accordance with the provisions relating thereto set out in the Fund Documents); and

(iii) reporting actual sale transactions to The Funds.
(b)

Subject to Clause 3.8, the Administrator shall have no obligation, when recording the issuance of Shares, to recognise or otherwise have regard to any laws relating to the offer, issue or sale of Shares to any persons or entity, which functions shall be the sole responsibility of The Funds.

3.3	Subscriptions
The Administrator shall, on behalf of the Offshore Fund and the Parallel Fund, issue Shares in accordance with the applicable Fund Documents only upon receipt of:
(a) duly completed and authorized faxed copies and original Subscription Documents, as provided in the Fund Documents;
(b)

except in cases where the Directors and General Partner of The Funds have waived the minimum subscription amount in accordance with the Fund Documents, the full amount of the subscription monies payable in respect of the Shares being subscribed in available funds; and

(c)

documents or evidence satisfactory to the Administrator that all applicable anti-money laundering regulations in any applicable jurisdiction have been complied with in relation to the prospective Shareholder or Partner and the subscription.

3.4	Redemptions
The Administrator shall, on behalf of The Funds, redeem Shares in accordance with the provisions and procedures set out in the applicable Fund Documents only upon receipt of:
(a)

duly completed and authorized faxed copies and original redemption instructions, as provided in the Fund Documents, directing redemption of Shares of the Offshore Fund or interests in the Delaware Funds containing such information or undertakings as may be approved by the Fund;

(b) sufficient monies to satisfy the redemption proceeds payable from The Funds in available funds;
(c)

documents or evidence satisfactory to the Administrator that all applicable anti-money laundering regulations in any applicable jurisdiction have been complied with in relation to the redeeming Shareholder or Partner and the redemption; and

(d) written instructions from the General Partner as to which underlying funds or assets of the Fund should be liquidated or redeemed to satisfy such redemption requests.
3.5	Transfers

The Administrator shall, on behalf of The Funds, register transfers of Shares in accordance with the provisions and procedures set out in the applicable Fund Documents only upon receipt of original, duly completed and authorized documentation relating to the transfer, including any Share certificates (which must be submitted for cancellation), including all such documents or evidence required to satisfy the Administrator that all applicable anti-money laundering regulations in any applicable jurisdiction have been complied with in relation to the transferring Shareholder or Partner and the transfer.

3.6	Trade Confirmations

The Administrator shall, on behalf of The Funds, issue to Shareholders or Partners trade confirmations with respect to subscriptions, redemptions and transfers in accordance with the applicable Fund Documents.

3.7	Powers of the Administrator
In performing the Services under this Agreement, the Administrator may:
(a) use the name of The Funds and sign any necessary letters or other documents for and on behalf of The Funds as administrator and/or registrar and transfer agent of The Funds;
(b)

act as administrator and/or registrar and transfer agent for any other person on such terms as may be agreed with that person and shall not be deemed to be affected with notice of or to be under any duty to disclose to The Funds or the Investment Manager any fact or thing which may come to the knowledge of the Administrator or of any delegate or agent of the Administrator in the course of so doing or in any manner whatever otherwise than in the course of performing the Services; and

(c)

acquire, hold or deal with for its own account or for any client or other person and in its own name or in the name of such client or person or of a nominee any shares, interests or securities for the time being issued by The Funds or any investment in which The Funds are authorized to invest, and shall not be required to account to The Funds for any profit arising therefrom.

3.8	Anti-Money Laundering

The parties agree that in performing the Services for The Funds, the Administrator shall observe and comply with the provisions set out in Schedule 3 relating to anti-money laundering policies and procedures applicable to The Funds. The parties further agree that they shall use their reasonable endeavors to agree any amendments to Schedule 3 that may be necessary to reflect any changes to, or the introduction of, any anti-money laundering rules or regulations in any jurisdiction that are, in the reasonable opinion of legal counsel to The Funds, applicable to The Funds. If the parties agree on any amendments to Schedule 3, a revised Schedule 3 shall be executed by or on behalf of the parties and affixed to this Agreement.

4.	FEES AND EXPENSES
4.1	Fees

For the Services to be provided by the Administrator to The Funds under this Agreement, The Funds shall pay to the Administrator fees in the amounts, at the times and otherwise in the manner specified in Schedule 2. The fees payable to the Administrator under this Agreement are subject to review from time to time by the Administrator to reflect demonstrable changes in the operational costs of the Administrator. If any amendments to the fees payable hereunder are agreed between the Administrator and The Funds, such amended fees shall be recorded in a revised Schedule 2 which shall be executed by the parties and affixed to this Agreement.

4.2	Expenses

The Administrator shall pay all of its own expenses arising from the performance of the Services under this Agreement. The Administrator shall not be required to incur on its own account and shall be reimbursed by The Funds for any costs or expenses incurred on behalf of The Funds including, but not limited to, formation costs, consultantcy fees, interest charges, fees and expenses of independent attorneys and auditors (provided their engagement was made with the prior written approval of The Funds), taxes and governmental fees, any expenses (including clerical expenses) of issue, redemption or transfers of Shares, pricing services, expenses of printing and distributing reports, notices, proxy materials and other documents for Shareholders or Partners, all charges for courier services, postage, telephone, telex, faxing and cable incurred by the Administrator in the proper performance of its duties under this Agreement, costs of attending Directors, General Partners' or Shareholders' meetings, expenses of printing and distributing Offering Documents, expenses of convening and holding Shareholders' meetings, insurance premiums and any other expenses which may be properly payable by The Funds. The Funds shall pay all such expenses to the Administrator on a monthly basis within 10 days' following receipt by The Funds of an invoice from the Administrator in respect of such expenses.

4.3	Withholding

All amounts payable by The Funds to the Administrator hereunder shall be paid together with all applicable sales and other goods and services taxes but otherwise free and clear of and without deduction or set-off of any amount in respect of taxes or any other amount whatsoever.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS
5.1	Representations and Warranties by The Funds
The Funds represent and warrant to the Administrator that:
(a)

they have full power and authority to enter into this Agreement, and it has taken all necessary corporate action and has obtained all necessary authorisations and consents, to authorise the execution of this Agreement and appoint the Administrator to provide the Services in accordance with the terms of this Agreement, and that this Agreement will constitute legal, valid and binding obligations of The Funds enforceable against them in accordance with its terms;

(b)

to the best of their knowledge, information and belief as of the date of this Agreement, The Funds have not engaged or about to engage in any litigation, enforcement or administrative proceeding or arbitration of any material importance and no such litigation, enforcement or administrative proceeding or arbitration is pending or threatened against it; and

(c)

to the best of their knowledge, information and belief, The Funds are not in default under any contractual or statutory obligations whatsoever (including the payment of any tax) which materially and adversely affects, or is likely to materially and adversely affect, the business or financial condition of The Funds.

5.2	Covenant by The Funds

The Funds covenant to the Administrator that during the continuance of this Agreement The Funds shall not unreasonably stop, countermand, restrict or seek to restrain or otherwise interfere with any arrangements, instructions, procedures or authority pursuant to which the Administrator has taken action hereunder to the extent the Administrator has acted in good faith and in accordance with the terms of this Agreement and the Fund Documents.

5.3	Representations and Warranties by the Administrator
The Administrator represents and warrants to The Funds that:
(a)

it has full power and authority, and it has taken all necessary corporate action and has obtained all necessary authorisations and consents to authorise the execution of this Agreement and to perform its obligations and duties and provide the Services under this Agreement and that this Agreement will constitute legal, valid and binding obligations of the Administrator enforceable against it; and that it has the systems to operate The Funds procedures as described in the Fund Documents delivered to the Administrator pursuant to section 2.2.

(b)

to the best of its knowledge, information and belief as of the date of this Agreement, the Administrator is not engaged or about to engage in any litigation, enforcement or administrative proceeding or arbitration of any material importance and no such litigation, enforcement or administrative proceeding or arbitration is pending or threatened against it; and

(c)

to the best of its knowledge, information and belief, the Administrator is not in default under any contractual or statutory obligations whatsoever (including the payment of any tax) which materially and adversely affects, or is likely to materially and adversely affect, the business or financial condition of the Administrator.

6.	LIMITATION OF LIABILITY
6.1	Limitation of Liability
(a)

In the absence of material breach of this Agreement by the Administrator or the negligence, bad faith, wilful misconduct, fraud or dishonesty on the part of the Administrator or any other Indemnified Party, neither the Administrator nor any other Indemnified Party shall be liable to The Funds, any Shareholder or Partner, the Investment Manager or any other person on account of anything done, omitted or suffered by the Administrator or any other Indemnified Party in good faith pursuant to this Agreement in the performance of the Services.

(b)

Subject to paragraph (a) above, neither the Administrator nor any other Indemnified Party shall be liable to The Funds, any Shareholder or Partner, the Investment Manager or any other person for any loss, liability, claim, demand or expense which may be suffered, sustained or incurred by any of them to the extent that the loss, liability, claim, demand or expense was suffered, sustained or incurred:

(i) by the use of leverage, in the purchase, holding or sale of any investment or other asset by The Funds;
(ii)

by the acquisition of any investment or entry into of any arrangements by The Funds or any Shareholder or Partner (including without limitation any spot or forward currency contract) in connection with hedging any currency or other financial exposure of The Funds or that Shareholder or Partner, whether the acquisition of such investment or the entry into such arrangements is based on any information regarding The Funds portfolio of investments or a Shareholder's holding of Shares or an Partners interest in The Funds or any other information or reports regarding The Funds or that Shareholder or Partner provided by the Administrator or otherwise;

(iii)

as a result of loss, delay or mis-delivery or error in transmission of any telexed, telecopied, facsimiled, telegraphic, electronic or other communication or for any loss arising as a result of any forged transfer or request for redemption of Shares; or

(iv) as a result of any inaccuracy of any report, computation or other document or information produced or prepared by the Administrator pursuant to this Agreement.
(c)

Neither the Administrator nor any other Indemnified Party shall, under any circumstances whatsoever, be liable for indirect or consequential damages. Each party shall have the duty to mitigate damages for which the other party may become responsible. Under no circumstances shall the Administrator's liability with respect to any event giving rise to a claim under this Agreement exceed the amounts paid by The Funds to the Administrator as fees during the 12 months prior to the event giving rise to the claim.

6.2	Reliance

Notwithstanding Clause 6.1, neither the Administrator nor any other Indemnified Party shall be liable to The Funds, any Shareholder or Partner, the Investment Manager or any other person for any action taken or failure to act in good faith in the performance of the Services pursuant to this Agreement:

(a) in accordance with or pursuant to any written instruction, request or advice of The Funds, the Investment Manager or their duly authorised agent(s) or delegate(s); or
(b) in accordance with any legal opinion or reasonable legal advice received from any reputable law firm chosen by the Administrator, the Investment Manager or The Funds; or
(c)

in reliance upon any opinion, advice or any information obtained from any broker, valuer, surveyor, auctioneer or other expert competent to give such opinion, advice or information whether reporting to The Funds, the Investment Manager or the Administrator, upon which such opinion, advice or information the Administrator may, in the absence of manifest error, rely without enquiry, and neither the Administrator nor any other Indemnified Party shall be under any duty or obligation to inquire as to the validity or invalidity or authority or lack thereof of any statement, written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which the Administrator reasonably believes in good faith to be genuine.

6.3	Third Party Services

Neither the Administrator nor any other Indemnified Party shall be liable for the performance, errors or omissions of unaffiliated, nationally or regionally recognized third parties such as, by way of example and not limitation, courier companies, national postal services and other delivery, telecommunications and other companies not under the Administrator's reasonable control, and third parties not under the Administrator's reasonable control providing services to the financial industry generally, such as, by way of example and not limitation, companies and other entities providing processing and settlement services, custody services and third party pricing services, provided that such third parties are competent to provide such services.

6.4	Compliance with Laws

Subject to Clause 3.8 and Schedule 3, the Administrator shall have no liability or responsibility for The Funds compliance with laws or regulations governing the offer and sale of the Shares. Further, The Funds shall be solely responsible for the preparation, contents and distribution of the Fund Documents as to compliance with all applicable requirements of any laws, rules, and regulations of governmental authorities having jurisdiction of The Funds and the offering and sale of its Shares or interests.

7.	INDEMNITIES
7.1	Indemnities by The Funds
(a)

The Funds agree to indemnify and keep indemnified the Administrator and each other Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, claims, demands, suits, costs, expenses or disbursements of any kind or nature whatsoever (for the purposes of this Clause 7 a "Claim") which may be imposed on, incurred by or asserted against any of them howsoever arising (other than by reason of negligence, bad faith, fraud or dishonesty on the part of the Administrator or any other Indemnified Party or the material breach of this Agreement by the Administrator) in connection with the provision of the Services under this Agreement.

(b)

Notwithstanding any other indemnification, either at law or contained in this Agreement, to which the Administrator or any other Indemnified Party may be entitled (which shall be in addition to, and not in substitution for, the following), The Funds agree to indemnify and keep indemnified the Administrator and each other Indemnified Party from and against any Claim, except as prohibited by law, which may be imposed on, incurred by or asserted against any of them arising from any inaccuracy or incompleteness of any information supplied by or on behalf of The Funds to the Administrator.

(c) The Funds agree and undertake:
(i)

that no Citco Officer shall, in the absence of fraud or dishonesty, be liable for any loss or damage that The Funds may sustain or suffer as a result or in the course of the discharge by that Citco Officer of its duties to The Funds;

(ii)

to indemnify each and every Citco Officer from and against any Claim (other than a Claim resulting from fraud or dishonesty on the part of the Citco Officer in the performance of his or her duties) which may be imposed on, incurred by or asserted against any Citco Officer in performing his or her duties to The Funds; and

(iii) Neither clause (i) nor (ii) shall relieve the Administrator of liability for their acts or omissions constituting negligence, bad faith, wilful misconduct, fraud or dishonesty.
7.2	Notification of Claims

In order that the indemnification provisions contained in this Clause 7 shall apply, upon the assertion of a Claim for which one party (the "Indemnifier") may be required to indemnify the other party (the "Indemnitee"), the Indemnitee must notify the Indemnifier of such assertion, and shall keep the Indemnifier advised with respect to all developments concerning such Claim. The Indemnifier shall have the option to participate with the Indemnitee in the defence of such Claim or to defend against the Claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case admit any Claim or make any compromise in any case in which the Indemnifier may be required to indemnify it except with the Indemnifier's prior written consent.

7.3	Legal Actions

The Administrator shall not be required to take any legal action unless fully indemnified to its reasonable satisfaction for all costs and liabilities likely to be incurred or suffered by the Administrator. If The Funds require the Administrator in any capacity to take any action which in the opinion of the Administrator might make the Administrator, as agent, liable for the payment of money or liable in any other way, the Administrator shall be indemnified by The Funds and remain indemnified by The Funds for any reasonable amount and form satisfactory to it as a pre requisite to taking such action.

8.	BOOKS AND RECORDS
8.1	Ownership

All Records received or prepared by the Administrator in connection with performance of the Services shall be the exclusive property of The Funds. Except as otherwise authorised by the Directors and General Partner, all such Records (other than those which are not of a material nature) shall be preserved by the Administrator for a period of at least seven years from the end of the period to which they relate or until they are delivered to duly appointed successors to the Administrator upon termination of this Agreement.

8.2	Inspection

If the Administrator receives any request or demand for the inspection of any Records, the Administrator will endeavor to notify the Fund and the Investment Manager to secure instructions from The Funds or the Investment Manager as to such inspection. Unless in the reasonable opinion of the Administrator, abiding with any such written instructions received from The Funds or the Investment Manager would result in a breach of any applicable law, order or regulation to which the Administrator and/or the Fund is subject, the Administrator shall abide by The Funds or the Investment Manager's instructions for granting or denying the inspection, provided that the Administrator may grant the inspection without instructions or in contravention of specific instructions if the Administrator is advised by legal counsel to the Administrator or The Funds that failure to do so would result in the Administrator or The Funds incurring any liability or being in breach of any applicable law, order or regulation to which The Funds and/or the Administrator is subject.

9.	CONFIDENTIALITY
9.1	Confidential Information

The Administrator agrees to treat and maintain all information pertaining to the investments, ownership, business affairs, investment strategy and financial condition of The Funds in its possession as confidential and shall not, except as contemplated by this Agreement or as otherwise required by any applicable law, order or regulation to which the Administrator and/or The Funds is subject or with the prior written consent of The Funds, either before or after the termination of this Agreement, disclose any such information to any person (other than a Director, General Partner officer, legal counsel, auditor or accountant of The Funds) not authorised by The Funds to receive the same.

9.2	Shareholders or Partner's Information

The Administrator acknowledges that the Register of Shareholders or the Register of Partners of The Funds or any Shareholder list or Partner's list and all information related to the Shareholders or Partner's provided to the Administrator by The Funds or a Shareholder or Partner in connection with this Agreement (collectively, "Shareholder / Investors Information") constitute proprietary information of substantial value to The Funds, and the Administrator agrees to treat all Shareholder / Investors Information as proprietary to The Funds and further agrees that it shall not maintain any shareholder information in the U.S. or divulge any Shareholder / Investors Information to any person or organization except as contemplated by this Agreement or as otherwise required by any applicable law, order or regulation to which the Administrator and/or The Funds is subject or with the prior written consent or instructions of The Funds and the Shareholder(s) or Partner(s) concerned.

10.	TERM AND TERMINATION
10.1	Termination

This Agreement shall continue in full force and effect unless and until terminated by the Administrator or the Master Fund (on behalf of The Funds) giving to the other not less than 90 days' prior written notice (or such shorter notice as the Administrator or the Master Fund may agree to accept) provided that this Agreement may be terminated forthwith by notice in writing by the Administrator or the Master Fund (on behalf of The Funds):

(a)

if any of The Funds or the Administrator commits any material breach of its obligations under this Agreement and fails to remedy such breach (if capable of remedy) within thirty days of receipt of notice from the non-defaulting party requiring it to do so; or

(b)

if any of The Funds or the Administrator goes into liquidation (except a voluntary liquidation for the purpose of reconstruction or amalgamation upon terms previously approved in writing by the other party) or if a receiver is appointed over any assets of the other party.

The provisions of Clauses 4, 6, 7, and 9 and the parties' respective obligations thereunder shall survive any termination of this Agreement. Termination of this Agreement does not affect the rights of the parties accrued prior to such termination.

10.2	Rights and Obligations on Termination
(a) On the termination of this Agreement under this Clause 10, the Administrator shall be entitled to receive all fees and other monies accrued due up to the date of such termination.
(b)

In addition, The Funds must pay all reasonable costs and expenses of the Administrator performing its obligations under Clause 10.3. The amount payable by The Funds for the Administrator to perform the services and obligations provided for under Clause 10.3 is an amount equal to all expenses and liabilities reasonably incurred by the Administrator in performing those services and obligations and includes the costs of closing the Records. The amounts payable under this paragraph (b) shall be payable within 7 Business Days or receipt of an invoice from the Administrator.

10.3	Records

Subject to receipt by the Administrator of all fees, expenses and other moneys accrued under Clause 10.2(a) in full, the Administrator shall deliver to The Funds or as it may direct all Records (which shall include computer data, performance data and other media relating to the Funds) and shall take all necessary steps to vest in The Funds custodian or in any new administrator any assets previously held in the name of or to the order of the Administrator on behalf of The Funds. The services provided by the Administrator on termination may include copying and moving or shipping Records and material to any successor service provider(s) to The Funds and providing any reasonable assistance to any such successor service provider(s). Pending payment of any outstanding fees, expenses and other moneys due to the Administrator under this Agreement, the Administrator shall have a lien over, and shall be entitled to retain, all such books and records of The Funds as security for all such outstanding fees and other moneys due to the Administrator.

11.	FORCE MAJEURE

Notwithstanding any other provision contained in this Agreement, neither party shall be liable for any action taken, delay or any failure to take any action required to be taken hereunder or otherwise to fulfil its obligations hereunder (including without limitation the failure to receive or deliver securities or the failure to receive or make any payment) in the event and to the extent that the taking of such action, delay or such failure arises out of or is caused by or directly or indirectly due to war, act of terrorism, insurrection, riot, labour disputes, civil commotion, act of God, accident, fire, water damage, explosion, any law, decree, regulation or order of any government or governmental body (including any court or tribunal), or any other cause (whether similar or dissimilar to any of the foregoing) whatsoever beyond its reasonable control or the reasonable control of any delegate or securities system. The non-performing party shall use all reasonable efforts to minimise the effect of any force majeure. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

12.	GENERAL

12.1	Amendments and Waivers
No provisions of this Agreement may be waived, amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.
12.2	Choice of Law/Submission to Jurisdiction
This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands and the parties hereby submit to the non-exclusive jurisdiction of the courts of the Cayman Islands.
12.3	Entire Agreement
This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.
12.4	Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same instrument and any party may enter into this Agreement by executing a counterpart.

12.5	Severability
If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:
(a) the validity or enforceability in that jurisdiction of any other provision of this Agreement; or
(b) the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.
12.6	Notices
(a) All notices and other communications under or in connection with this Agreement shall be given in writing, by facsimile or by e-mail. Any such notice will be deemed to be given as follows:
(i) if in writing, when delivered by overnight courier service;
(ii)

if by facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the number of the recipient; when received; and

(iii) if by e-mail, on production of an e-mail receipt from the recipient to the sender which indicates that the e-mail was sent to the e-mail address of the recipient and has been opened by the recipient.

However, a notice given in accordance with the above but received on a day which is not a Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place.

(b) The address, facsimile number and e-mail address of each party for the service of notices is as follows:
If to the Administrator:

Corporate Centre
West Bay Road
P.O. Box 31106 SMB
George Town, Grand Cayman
Cayman Islands

Facsimile No. : (345) 949-3877
Attention : Citco Fund Services (Cayman Islands) Limited
E-mail address : cayman-fund@citco.com

If to the Offshore Fund:

Corporate Centre
West Bay Road
P.O. Box 31106 SMB
George Town, Grand Cayman
Cayman Islands
Facsimile No. : (345) 949-3877
Attention : Citco Fund Services (Cayman Islands) Limited
E-mail address : cayman-fund@citco.com
with a copy to the Investment Manager

If to the Master Fund:

Corporate Centre
West Bay Road
P.O. Box 31106 SMB
George Town, Grand Cayman
Cayman Islands
Facsimile No. : (345) 949-3877
Attention : Citco Fund Services (Cayman Islands) Limited
E-mail address : cayman-fund@citco.com
with a copy to the Investment Manager

If to the Parallel Fund:

4265 San Felipe, Suite 740
Houston, Texas 77027
USA

Facsimile No. : (713) 629-0395
Attention : A. Haag Sherman, Manager
E-mail address : hsherman@salientpartners.com
with a copy to the Investment Manager

The Endowment Fund GP, L.P (Investment Manager)
4265 San Felipe, Suite 740 Houston, Texas 77027 USA Facsimile No. : (713) 629-0395 Attention : A. Haag Sherman, Manager E-mail address : hsherman@salientpartners.com
12.7	Assignment

This Agreement shall be binding on and inure for the benefit of the parties and their respective successors and permitted assigns. Neither party may assign its rights under this Agreement without the prior written consent of the other.

12.8	Non-exclusivity
The nature of the duties of the Administrator under this Agreement shall not preclude the Administrator from providing similar services to any other person.
IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed the day and year first above written.

THE ENDOWMENT (OFFSHORE) FUND, LTD.	THE ENDOWMENT (EXEMPT) FUND I, L.P.
By: The Endowment Fund GP, L.P., its general partner	By: The Endowment Fund GP, L.P., its general partner
By: /s/ A. Haag Sherman	By: /s/ A. Haag Sherman
Name: A. Haag Sherman	Name: A. Haag Sherman
Title: Manager	Title: Manager
THE ENDOWMENT (DOMESTIC) FUND L.P.	THE ENDOWMENT (EXEMPT) FUND II, L.P.
By: The Endowment Fund GP, L.P., its general partner	By: The Endowment Fund GP, L.P., its general partner
By: /s/ A. Haag Sherman	By: /s/ A. Haag Sherman
Name: A. Haag Sherman	Name: A. Haag Sherman
Title: Manager	Title: Manager
THE ENDOWMENT FUND L.P.	CITCO FUND SERVICES (CAYMAN ISLANDS) LIMITED
By: The Endowment Fund GP, L.P., its general partner	By: The Endowment Fund GP, L.P., its general partner
By: /s/ A. Haag Sherman	By: /s/ Niels Heck and Patrick Agemian
Name: A. Haag Sherman	Name: Niels Heck and Patrick Agemian
Title: Manager	Title: Directors

SCHEDULE 1

The Services

Part 1
Set Up- Lead Capacity
(a)	Review the offering documentation of the Fund;
(b)	Review the principal agreements that pertain to the Fund;
(c)	Establish operating procedures;
(d)	Liaise with legal counsel and other participants.

Part 2
Financial and Accounting Services
(a)	Maintenance of The Funds customary financial and accounting books and records including, but not limited to:
.		daily processing of trade-related transactions and corporate actions;
	.	daily processing of non-trade related transactions (cash movements, etc.);
	.	daily monitoring and processing of subscriptions/redemptions (in the case of the Offshore Fund) and capital contributions/withdrawals (in the case of the Parallel Fund);
	.	reconciliation of cash and other balances at brokers;
	.	reconciliation of bank accounts;
	.	calculation of income and expense accruals;
	.	calculation of management and incentive/performance fees/allocations with supporting schedules;
	.	independent reconciliation of the Master Fund's portfolio holdings;
.

calculation of the Net Asset Value and the Net Asset Value per Share of the Exempt Funds and Net Asset Vale of the Partners Interest in the Parallel Fund on a monthly basis in accordance with the Fund Documents.

(b)	Preparation of monthly financial statements, in conformity with Generally Accepted Accounting Principles as adopted by The Funds, such financial statements to include:
	.	Statement of Assets and Liabilities;
	.	Statement of Operations;
	.	Statement of Changes in Net Assets;
	.	Statement of Cash Flows (if desired); and
	.	Portfolio Reports and listings for the Master Fund; and
	.	In respect of the Parallel Fund, Partnership Allocation Schedule, including performance allocation from the Partners to the General Partner.
(c)	In relation to the Parallel Fund, maintaining accounts showing the capital accounts of the General Partner and each Partner.
(d)

Preparation of books and records (including specific schedules and analysis) to facilitate external audit, and liaising with The Funds auditors in their review and preparation of the annual financial statements.

Provision of accounting or accounting related reports and/or support schedules as agreed between the Administrator and the Investment Manager.
Disbursement of payments for third party fees and expenses incurred by The Funds.

Part 3

Administrative and Registrar and Transfer Agency Services

In accordance with the applicable provisions of the Fund Documents for The Funds:
(a)

subject to Clause 3 of this Agreement, processing subscription/capital contribution, transfer, redemption/withdrawal and conversion (if applicable) documentation in compliance with the anti-money laundering provisions set forth in Schedule 3;

(b)

processing payments in respect of subscriptions/capital contributions and redemptions of Shares/withdrawals of capital and any dividends declared by the Directors on the Shares (in the case of the Offshore Fund);

(c)	assisting in the establishment and maintenance of bank and brokerage accounts for The Funds;
(d)	forthwith on receipt and subject to appropriate verification, paying to or depositing in accounts of The Funds all monies, bills notes and securities received on behalf of The Funds;
(e)	in relation to the The Funds, publishing the Net Asset Value per Share (of each class if appropriate) as requested by The Funds;
(f)	reconciliation of information provided by the Master Fund's prime broker and custodian with information provided by the Investment Manager;
(g)	disbursement of the incentive/performance fees/allocations to the Investment Manager/General Partner;
(h)	establishment and maintenance of a register or registers of the holders of the Shares (the "Share Register") of the Offshore Fund and a register of Members of the Delaware Funds;
(i)	in relation to the Offshore Fund issuing and canceling share certificates (if provided for under the Fund Documents);
(j)

dealing with and replying to all correspondence and other communications addressed to The Funds in relation to the subscription/capital contribution, redemption/capital withdrawal, transfer (and where relevant, conversion) of Shares/Interests;

(k)

despatching to Shareholders or Partner's notices, proxies and proxy statements prepared by or on behalf of The Funds in connection with the holding of meetings of Shareholders or Partners as the context requires;

(l)	despatching to Shareholders or Partners and anyone else entitled to receive the same in accordance with the Fund Documents and any applicable law copies of the audited annual financial statements; and
(m)

supplying to the Directors and General Partner and/or the Investment Manager, upon request, such information in connection with The Funds in its possession or which may reasonably be obtained or provided by it.

(o)	establish a subscription account, if necessary.
(p)	transfer subscription moneys and payment of redemptions and distributions.

Part 4

Corporate Services
(a)	Maintaining the register of directors and officers of the Offshore Fund and the Master Fund.
(b)

Filing any statutory returns by The Funds required under the laws of the jurisdiction of incorporation of the Cayman Islands, provided always that the requisite information to enable the Administrator to do so is available.

(c)	When requested to do so by The Funds, convening, attending and conducting meetings of the Directors or officers, and taking, drafting and circulating minutes thereof.
(d)	Providing a boardroom and other support facilities for Directors, General Partner' and/or Shareholders' meetings (subject to the Administrator's office space limitations).
(e)	Maintaining the principal corporate and administrative records of each Offshore Fund and the Master Fund.
(f)	Disbursing payments of the annual registration fees payable by The Funds in the Cayman Islands and all other costs and expenses incurred for the account of each The Funds.
(h)	Prepare Annual Returns, liase with Register of Companies
(i)	Perform all functions required by the Cayman Islands Monetary Authority.
(j)	Legal and general correspondence.
(k)	Assist in the preparation of Board Resolutions, as appropriate.
(l)	Convene shareholders meetings.
(m)	Communicate and disseminate reports to shareholders and related parties, as applicable.
(o)	Disburse fees.

Part 5

Registered Office/Principal Office/Directors and Officers
(a)	Providing the registered office of the Offshore Fund and the principal office to the Master Fund.

(b)	Providing the services of individuals or corporations to serve as Directors and other Officers of the Fund as the Fund may request.

Part 6

Tax • Accounting for Delaware Funds

(a)	Maintain capital accounts for all partners, both on economic basis and based on US tax principles.
(b)	Prepare partner tax allocations using aggregate method.
(c)	Track built-in gain/loss on security contributions.
(d)	Tax reporting with book to tax adjustments and K-1 preparation.
(e)	Communicate with General Partner/Investment Manager.
(f)	Liaise with external tax advisors;
(g)	Provide Director(s) and officers.

Part 7

Other Services • For & Fees Agreed, Where Applicable
(a)	Monitoring investment restrictions, ensuring compliance with the Fund's rules;
(b)	Banking services - primarily for investor-related and operational purposes (subject to transaction charges).

SCHEDULE 2

Part 1

Administration and Accounting Fees

The Fund shall pay to the Administrator for the performance of the Services specified in Parts 1, 2 and 3 of Schedule 1 a monthly administration fee (the "Administration Fee") based on the month-end net assets of the Master Fund, at the relevant basis points per annum rate as follows, subject always to the minimum monthly fee of US$3,000.
Month-end net assets	Basis Points per annum
on the first US$100,000,000 or part thereof,	12 basis points (0.12%)
on the amount above US$100,000,000	8 basis points (0.8%)

Managed Accounts

The in addition to the Administration Fee the Funds shall pay the Administrator a fee of US$7,500 in respect of up to 4 managed accounts (if any) and an additional fee of US$15,000 for each additional managed account thereafter.

For the purposes of this Agreement, "month-end net assets" of the Master Fund shall mean its total assets less total liabilities, including unrealized profits and losses on open positions, accrued income and expenses (before any accrual for management or incentive/performance fees/allocations), as calculated and determined in accordance with International Accounting Standards consistently applied, as more fully set out and described in the Fund Documents.

The Administration Fee:

(a) shall be calculated and payable monthly in arrears and shall be taken as a percentage of the Master Fund's month-end net assets as of the close of business on the last Business Day of each month, or if applicable, shall be a pro-rated amount of the minimum annual fee specified above;

(b) shall be paid by The Funds in U.S. Dollars within 10 Business Days of receipt by The Funds of the Administrator's invoice in respect thereof;

(c) shall being to accrue on the later of the date of this Agreement and the date of commencement of operations by The Funds; and

(d) shall, if the Administration Fee begins to accrue during a month or if this Agreement terminates before the end of a month, be pro rated for the relevant period.

Part 2

Other Fees

Registered Office/Director's and other Officer's fees

The Funds shall pay the following fees in respect of the provision of the registered / responsible office to The Funds and the provision of Citco Officers as Directors and/or other officers to the Offshore Fund:

(a) If the Administrator provides the services of any Citco affiliate as a Director of the Offshore Fund, the Offshore Fund shall pay to the Administrator directors' fees in respect of each such Citco Officer at the rate of U.S.$6,000 (personal director) per annum. Any such directors' fees shall be payable annually in advance in respect of each calendar year within 10 Business Days of receipt by the Offshore Fund of the Administrator's invoice in respect thereof. Any such directors' fees shall accrue on a day to day basis, and if any Citco Officer serves as a Director of the Offshore Fund for any part of a calendar year, the director's fees shall be pro rated accordingly.

(b) The Offshore Fund shall pay the Administrator fees at the rate of U.S.$1,000 per annum in respect of the provision of the Offshore Fund's registered office. Such fees shall be payable annually in advance in respect of each calendar year within 20 Business Days of receipt by the Offshore Fund of the Administrator's invoice in respect thereof.

(c) The Funds shall pay the Administrator fees at the rate of U.S.$1,000 per annum in respect of the provision of the The Funds responsible office. Such fees shall be payable annually in advance in respect of each calendar year within 20 Business Days of receipt by the The Funds of the Administrator's invoice in respect thereof.

(d) The Offshore Fund shall pay the Administrator fees at the rate of U.S.$750 per annum in respect of the provision of the Offshore Fund's corporate secretary. Such fees shall be payable annually in advance in respect of each calendar year within 10 Business Days of receipt by the Offshore Fund of the Administrator's invoice in respect thereof.

(e) For the taxation services detailed in Part 5 of Schedule 2, The Funds will pay $12,000 per annum.

These fees do not include out-of-pocket expenses such as, but not limited to, courier, facsimile, photocopy, telephone and postal costs, governmental license fees and any third party disbursements incurred by the Offshore Fund or The Funds.

SCHEDULE 3

Anti-Money Laundering Policies and Procedures

1. Definitions

For the purposes of this Schedule 3, unless the context otherwise requires, the following words shall have the following meanings:
Administrator's AML Policies

means anti-money laundering policies and procedures adopted by the Administrator that comply with the requirements of the anti-money laundering laws and regulations in the Cayman Islands applicable to the Administrator in the provision of the Services to The Funds under this Agreement, as described in the Statement of KYC Policies & Procedures;

FATF	means the Financial Action Task Force on Money Laundering;
High Risk Investor	means:
(a)

a senior official in the executive, legislative, administrative, military or judicial branches of a government (whether elected or not), a senior official of a major political party, or a senior executive of a government-owned corporation, including any corporation, business or other entity that has been formed by, or for the benefit of, a senior political figure;

(b) an immediate family of a senior political figure which typically includes the political figure's parents, siblings, spouse, children and in-laws;
(c)

a close associate of a senior political figure being a person who is widely and publicly known internationally to maintain an unusually close relationship with the senior political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior political figure; or

(d) a person or entity resident in or whose subscription monies originate from a Non-Cooperative Jurisdiction;
Non-Cooperative Jurisdiction	means any country which has been designated as non-cooperative with international anti-money laundering principles or procedures by the FATF;
OFAC	means the U.S. Department of Treasury's Office of Foreign Assets Control;
OFAC Lists

means (i) the List of Specially Designated Terrorists, (ii) the List of Specially Designated Nationals and Blocked Persons, and (iii) the List of Specially Designated Narcotics Traffickers, maintained by OFAC;

Patriot Act

means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 of the United States, which includes the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 of the United States;

Physical Presence

means in relation to a bank, a place of business that is maintained by a bank and is located at a fixed address, other than solely a post office box or an electronic address, in a country in which the bank is authorized to conduct banking activities, at which location the bank: (1) employs one or more individuals on a full-time basis; (2) maintains operating records related to its banking activities; and (3) is subject to inspection by the banking authority that licensed the bank to conduct banking activities;

Qualified Financial Institution	means as a financial institution which is:
(a) established in a European Union member state and subject to the European Commission Money Laundering Directives, or
(b)

established in one of the countries which make up the FATF and/or is subject to regulation which complies with the 40 recommendations by the FATF, such countries being the 15 European Union countries, being Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, together with Australia, Canada, Channel Islands, Hong Kong, Iceland, Isle of Man, Japan, New Zealand, Norway, Singapore, Switzerland and the United States and Turkey;

Shell Bank

means an organization that (i) is organization under the laws of a non-United States country (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the United States branches or agencies of a non-United States bank and which does not have a Physical Presence in any country; and

Statement of AML Policies	means the Administrator's Statement of KYC Policies & Procedures set out in the Appendix to this Schedule 3 to this Agreement, as the same may be modified or amended from time to time.
2.	Anti-Money Laundering Policies and Procedures
(a)

The Administrator represents and warrants to The Funds that the Administrator's AML Policies comply with the requirements of the anti-money laundering laws and regulations in the Cayman Islands applicable to the Administrator in the provision of the Services to The Funds under this Agreement and that it will observe and comply with the Administrator's AML Policies in the performance of its duties and obligations to The Funds under this Agreement.

(b)

Subject as provided in paragraph (c) below and in accordance with the Administrator's AML Policies, the Administrator will verify the identities of, and conduct due diligence with regard to, all prospective Shareholders or Partner's in The Funds who have made a Subscription Application (whether in respect of a subscription for new Shares or a transfer or redemption of Shares). Where applicable, the Administrator will hold evidence of the identities of each Shareholder or Partner in accordance with the Administrator's AML Policies and maintain such evidence for at least seven years following the later of the date that the subscriber submits its subscription documents to The Funds and the date on which the Shareholder or Partner redeems all their Shares or interest in The Funds.

(c)

The Administrator and The Funds agree that, absent any suspicious circumstances and in accordance with the Administrator's AML Policies, the Administrator may rely upon the anti-money laundering procedures performed with respect to prospective Shareholders or Partners whose subscription monies are transmitted by a Qualified Financial Institution, or where the Shareholder or Partner is acting as an intermediary and that Shareholder or Partner intermediary is itself a Qualified Financial Institution, and in either of such circumstances the Administrator shall not be required to further verify the identities of such prospective Shareholder or Partners.

(d)

The Administrator shall, on a quarterly basis, compare the identity of Shareholder or Partners with the names of persons, entities, entities and organizations that are included on the OFAC Lists, as may be amended or supplemented from time to time as agreed between the parties.

(e)

Absent any suspicious circumstances and in accordance with the Administrator's AML Policies, in processing subscriptions for, or transfer of, Shares, the Administrator shall, and shall be entitled to, rely on the accuracy of any and all representations and warranties given by a prospective Shareholder or Partner in the Subscription Documents completed by that prospective Shareholder or Partner, and in particular, any representations and warranties as to whether or not that prospective Shareholder or Partner is a Shell Bank or a High Risk Investor.

(f)	The Administrator will take all reasonable and practicable steps to ensure that The Funds does not accept or maintain subscription funds from:
(i)	a Shell Bank;
(ii)	a person or entity whose name appears on an OFAC List; and
(iii)	a High Risk Investor (subject to section (g) below).
(g)

Prior to processing or accepting any Subscription Application from a High Risk Investor, the Administrator shall consult with and obtain instructions from the Directors, General Partner regarding the enhanced due diligence procedures that the Administrator shall conduct with regard to such High Risk Investor, and shall not accept the subscription unless and until all such enhanced due diligence procedures have been completed and a report thereon provided to the Directors, and General Partner have confirmed in writing to the Administrator that it is satisfied with the results of such enhanced due diligence and that the Subscription Application may be accepted.

APPENDIX
CITCO FUND SERVICES

Statement of Know Your Customer ("KYC") Policies & Procedures

The Citco Group established a Know Your Customer Policy many years ago. This has been adopted by all Citco entities including all entities within the Citco Fund Services Division. The Fund KYC-Policy applied by all Citco Fund Services operations is periodically updated to reflect the changes in the regulatory and financial environment.

In particular, for many years, The Citco Group policy approach has been based on the following:
.	The development of a set of internal policies, procedures and controls, which is based on the recommendations of the Financial Action Task Force on Money Laundering ("FATF");
.

The appointment of an Integrity Assurance Committee, which includes representatives from all Citco Divisions, which assist in the formulation and implementation of that policy. This committee reports directly to the Executive Board of The Citco Group;

.	The appointment of a Group Compliance officer who oversees and reviews the implementation of KYC policy across all jurisdictions;
.	The implementation of an ongoing employee training program, which is overseen by the Group Compliance officer; and
.	The establishment of an internal audit group, who also review the application of our policies, procedures and controls.

As part of Citco's on-going due diligence, Citco also monitors the list of persons named pursuant to Executive Order 13224 lists (including those persons specifically identified on the US Executive Order Blocking Property and Prohibiting Transactions with persons who Commit, Threaten to Commit, or support Terrorism), as well as the various lists which have been distributed pursuant to various EC Council Regulations covering, "Financial Sanctions against the Taliban of Afghanistan" and "Co-operation with other jurisdictions following terrorist attacks in the United European Union" among others. This involves the electronic screening on a daily basis of all capital transactions, subscriptions, redemptions, transfers and exchanges that are entered into by all funds for which Citco Fund Services provides administration services.

Specifically, with respect to the receipt of money into a fund, Citco identifies each shareholder by reference to the source of the subscription monies, i.e., did the money come from a Qualified Financial Institution1 ("QFI"). If the money is not sourced from a QFI, then Citco proceeds to identify the investor further, in accordance with the guidelines that have been recommended by various appropriate regulatory bodies, such as the Central Bank of Ireland, and which Citco considers best practice and a model code for the Industry.

---------------------------------------
 1  A Qualified Financial Institution is defined as a financial institution which is

       (i)  established in a EU member state and subject to the EC Money Laundering Directives, or

       (ii) established in one of the countries which make up the Financial Action Task Force and/or is subject to regulation which complies with the FATF Recommendations. Such countries are the 15 EU countries, being Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, together with Australia, Canada, Channel Islands, Hong Kong, Iceland, Isle of Man, Japan, New Zealand, Norway, Singapore, Switzerland and the United States and Turkey.

As per Citco's Fund KYC Policy, these procedures consist of the following:
.

If Citco can confirm on the basis of the incoming wire transfer, on the SWIFT messaging system, that the funds for an investment come from a bank account, held at a QFI, in the name of the registered shareholder, Citco requires additional verification that the investor's address agrees with that supplied;

.

In cases where the funds do not originate from a bank account held at a QFI in the name of the investor, additional documentation on the identity of the investor is required. Citco's policy outlines those documents which are required for individual investors[2] , partnerships[3] , corporate entities/private companies[4] and institutional investors.[5]

.	Redemption proceeds are only paid to a bank account in the name of the registered shareholder, which has been previously advised to Citco;
.	In case of the transfer of shares, the transferee has to supply documentation to establish their identity (insofar they are not a QFI) as outlined in Citco's policy;
.

If money for an investment originates from a bank account in a name different than that of the registered shareholder/investor, Citco will scrutinize the transaction, and request full KYC documentation on all parties concerned. Third party payments are considered highly irregular, and are an area of particular risk.

.	Suspicious Transactions are to be reported in accordance with local legislation.

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 2 full name; permanent address; verification of address: for example a copy of the most recent utility bill, showing the correct address; copy of their valid passport, certified as a true copy by a reputable law firm or bank; bank reference letter (on letterhead of the bank).

3 a mandate from the partnership authorizing the establishing of the relationship and conferring authority on those who issue instructions; up-to-date list of authorized signatories; passport copies, certified as a true copy by a reputable law firm or bank of the partners and of all those authorized to issue instructions.

4 Where the investor is a corporation which is quoted on a Stock Exchange in an EU member country or in one of the QFI prescribed countries; or is known to be the subsidiary of such a quoted company; the following information is required: up-to-date list of authorized signatories; the original or certified copy of the certificate of incorporation or similar document; a list of directors' names, occupations, addresses and dates of birth; properly authorized mandate of the directors to open/operate an account or establish the business relationship.

Where the investor is a corporation which is a private company, the following additional information should be obtained: the identity of the directors and all persons authorized to operate the account, independently verified (by means of passport copies, certified as true copy by a reputable notary, law firm or bank); a list of names and addresses of shareholders holding 10% or more of the issued share capital of the company, and in the case of individual shareholders, their occupations and dates of birth; in case of shareholders holding more than 25%, information on the ultimate beneficial owner(s) should be included. In case this concerns individual(s), verification of their identity as described under KYC for individuals.

5 We will refer to appropriate sources to check identity depending on the circumstances. Where the applicant is a pension fund of a listed company (or its subsidiary), or of a Government agency or local authority, no further steps to verify identity, over and above existing business practice, will normally be required.

Citco considers that as well as being in the best interests of the Citco Group, Citco's Know Your Customer policies are in place to ensure that all funds which we administer comply with applicable Anti-Money Laundering Regulations as well as follow best industry practice. This serves to protect the funds we administer, as well as their investors. Citco will continue to monitor developments and work with its clients and advisers to ensure that best practices are followed in the industry.

Finally, Citco was actively involved working with other leading industry practitioners (lawyers, administrators, accountants and prime brokers) as part of the MFA (the Managed Funds Association) production of the Guidance Notes for Hedge Funds on Developing Anti-Money Laundering Programs. These Notes have been submitted to members of the SEC, CFTC and Treasury for their consideration prior to the promulgation of rules on anti-money laundering related to the Patriot Act. As part of this exercise, representatives of Citco met with representatives of the SEC, CFTC and Treasury in Washington to outline the function of the Administrator with respect to Hedge Funds.

Furthermore, in Europe, Citco is participating in a similar initiative that will result in the production of a document entitled "Sound Practices for Hedge Funds", that will provide a practical reference tool to industry participants based on the knowledge and experience of the leading advisers in the industry.